   As filed with the Securities and Exchange Commission on September 27, 1996

                                                    Registration No. 333-08731
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           GEOTEK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                   22-2358635
                     (I.R.S. Employer Identification Number)

                                  20 Craig Road
                           Montvale, New Jersey 07645
                                 (201) 930-9305
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 ---------------

                              Robert Vecsler, Esq.
                          General Counsel and Secretary
                           Geotek Communications, Inc.
                                  20 Craig Road
                           Montvale, New Jersey 07645
                                 (201) 930-9305
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                            Stephen T. Burdumy, Esq.
                   Klehr, Harrison, Harvey, Branzburg & Ellers
                               1401 Walnut Street
                             Philadelphia, PA 19102
                                 (215) 568-6060

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                         ------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans. Check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
Title of each class of securities to     Amount to be            Proposed           Proposed Maximum          Amount of
           be registered                  registered              Maximum          Aggregate Offering        Registration
                                                              Aggregate Price             Price                  Fee
                                                                 Per Unit
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $ .01 per        23,200,878(1)           $9.00(2)          $235,773,701.44(3)       $81,301.28(4)
share
=========================================================================================================================

Warrants to acquire Common                1,000,000              $8.6250             $8,625,000(5)               $0(5)
Stock at an exercise price of
$8.6250 per share
=========================================================================================================================
Warrants to acquire Common                1,000,000              $10.7813            $10,781,300(5)              $0(5)
Stock at an exercise price of
$10.7813 per share
=========================================================================================================================
Warrants to acquire Common                  500,000              $12.9375            $6,468,750(5)               $0(5)
Stock at an exercise price of
$12.9375 per share
=========================================================================================================================

(1) Includes additional shares of registrant's Common Stock which may be issued to certain of the Selling Stockholders in satisfaction of dividends payable on the Series N Preferred Stock. Pursuant to Rule 416 of the Securities Act, this Registration Statement also registers such additional number of shares of registrant's Common Stock issued as a result of stock splits, stock dividends and anti-dilution provisions of the HNS Note, HNS Warrants, Series L Preferred Stock, S-C Rig Warrants, Series N Preferred Stock, Series N Warrants, Klehr Options, Anam Options, Kim Options and Tamir Note (as such terms are defined in the Prospectus).

(2) Based on the closing sale price of the registrant's Common Stock as reported on the Nasdaq National Market on September 23, 1996. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act").

(3) Based on the sale of (i) 20,545,371 shares of Registrant's Common Stock at $10.3125 per share (the closing sale price of the Registrant's Common Stock as reported on the Nasdaq National Market on July 23, 1996 which was utilized in connection with the original filing of the Registration Statement) and (ii) 2,655,507 shares of Registrant's Common Stock at $9.00 per share (the closing sale price of the Registrant's Common Stock as reported on the Nasdaq National Market on September 23, 1996 utilized in connection with the filing of this Amendment No. 1 to the Registration Statement). Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(4) $73,060.05 of such fee was previously paid at the time of the initial filing of this Registration Statement.

(5) Pursuant to Rule 457(g) promulgated under the Securities Act, no separate registration fee is required in connection with the registration of the HNS Warrants as the shares of Registrant's Common Stock underlying the HNS Warrants are being registered for distribution pursuant to this Registration Statement.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                           GEOTEK COMMUNICATIONS, INC.

                        23,200,878 Shares of Common Stock

              Warrants to Purchase 2,500,000 Shares of Common Stock

                                   PROSPECTUS

         This Prospectus concerns the offer and sale by Hughes Network Systems, Inc. ("HNS"), from time to time, of up to 3,888,889 shares of common stock, par value $.01 per share (the "Common Stock") of Geotek Communications, Inc., a Delaware corporation ("Geotek" or the "Company"). The 3,888,889 shares of Common Stock offered hereby (the "HNS Note Shares"), are issuable upon the conversion of a convertible note, in the aggregate principal amount of up to $24,500,000 (the "HNS Note"), issued by Geotek Financing Corporation ("GFC"), a wholly owned subsidiary of the Company, to HNS pursuant to the Loan Agreement made as of December 21, 1995 by and among GFC, the Company and HNS (as amended, the "HNS Loan Agreement"). The HNS Note is guaranteed by the Company.

         This Prospectus also concerns the offer and sale by HNS, from time to time, of certain Warrants (the "HNS Warrants") issued by the Company to HNS in connection with the execution of that certain HNS Financing Agreement (as hereinafter defined) in September 1996. The HNS Warrants are exercisable to purchase 1,000,000 shares of Common Stock at an exercise price of $8.6250 per share, 1,000,000 shares of Common Stock at an exercise price of $10.7813 per share and 500,000 shares of Common Stock at an exercise price of $12.9375 per share. Subject to certain restrictions, the HNS Warrants may be exercised, from time to time, at any time during the period beginning on the earlier to occur of September 27, 1997 and a Change of Control of the Company (as hereinafter defined) and ending on the seven year anniversary of the date of issuance. See "Description of the HNS Warrants."

         This Prospectus also concerns the issuance and sale to the holders of the HNS Warrants, from time to time, of up to 2,500,000 shares of Common Stock issuable upon exercise of the HNS Warrants. The shares of Common Stock issuable upon exercise of the HNS Warrants are hereinafter referred to as the "HNS Warrant Shares."

         This Prospectus also concerns the offer and sale by the holders of the HNS Warrants of the HNS Warrant Shares.

                                                      (continued on next page)

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from General Counsel, Geotek Communications, Inc., 20 Craig Road, Montvale, New Jersey 07645, (201) 930-9305.

            SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

           THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR
            ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                 ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 27, 1996.

         This Prospectus also concerns the offer and sale by TDI, from time to time, of an aggregate of 531,463 shares of Common Stock issuable upon the conversion of 531,463 shares of the Company's Series L Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series L Preferred Stock"). The Series L Preferred Stock was issued by the Company to TDI on May 25, 1995. Each share of Series L Preferred Stock is immediately convertible into that number of shares of Common Stock as is determined by dividing (i) the sum of the $9.408 stated value per share of the Series L Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series L Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.408 per share, subject to certain adjustments. Assuming there are no accrued and unpaid dividends on the Series L Preferred Stock at the time of conversion, the Series L Preferred Stock is convertible into an aggregate of 531,463 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series L Preferred Stock are hereinafter referred to as the "Series L Shares."

         This Prospectus also concerns the offer and sale by S-C Rig Investments
- - III, L.P. ("S-C Rig"), from time to time, of an aggregate of 4,210,526 shares of Common Stock issuable upon the exercise of certain warrants issued by the Company to S-C Rig (the "S-C Rig Warrants") on April 4, 1996 in connection with a capital-raising transaction undertaken by the Company. The S-C Rig Warrants are exercisable at a per share price of $9.50 and may be exercised, either in full or from time to time in part, at any time on or before April 4, 2001. The shares of Common Stock issuable by the Company to S-C Rig upon exercise of the S-C Rig Warrants are hereinafter referred to as the "S-C Rig Warrant Shares."

         This Prospectus also concerns the offer and sale by certain selling stockholders (the "Series N Investors"), from time to time, of (i) 5,000,000 shares of Common Stock issuable upon the conversion of the Company's Series N Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series N Preferred Stock"); (ii) 1,650,000 shares of Common Stock issuable upon exercise of warrants issued to the Series N Investors (the "Series N Warrants") in connection with their investment in the Series N Preferred Stock; and (iii) up to 4,500,000 shares of Common Stock which may be issued in satisfaction of dividends on the Series N Preferred Stock. The Series N Preferred Stock and the Series N Warrants were issued by the Company to the Series N Investors on June 20, 1996. The Series N Preferred Stock provides for a dividend of 10% per annum of the stated value of the Series N Preferred Stock on a cumulative basis. Dividends accrue from the date of issuance and are payable quarterly. Dividends must be paid in shares of Common Stock valued as of the respective dividend payment dates. Each share of Series N Preferred Stock is convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of $1,000 stated value per share of the Series N Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series N Preferred Stock through the last dividend payment date by
(ii) a conversion price of $11.00 per share, subject to certain adjustments. Assuming there are no accrued and unpaid dividends on the Series N Preferred Stock at the time of conversion, the Series N Preferred Stock is convertible into an aggregate of 5,000,000 shares of Common Stock. The Series N Warrants are exercisable at a per share price of $11.00 and may be exercised, from time to time, at any time during the period beginning on June 20, 1996 and ending on June 20, 2001. The shares of Common Stock issuable by the Company to the Series N Investors upon conversion of the Series N Preferred Stock, upon exercise of the Series N Warrants and in satisfaction of dividends on the Series N Preferred Stock are hereinafter referred to as the "Series N Conversion Shares," the "Series N Warrant Shares," and the "Series N Dividend Shares," respectively.

         This Prospectus also concerns the offer and sale by Leonard M. Klehr or his transferee ("Klehr"), from time to time, of 50,000 shares of Common Stock issuable upon the exercise of certain options issued by the Company to Klehr (the "Klehr Options") on May 13, 1996 contingent upon the successful application by Anam Industrial Co. Ltd. ("Anam") (the Company's joint venture partner in Korea) for a license to operate a nationwide trunked radio system in Korea. Anam was awarded such license in July 1996, at which time the Klehr Options vested. The Klehr Options are exercisable at a per share price of $10.00 and may be exercised, either in full or from time to time in part, at any time prior to May 13, 2001. The shares of Common Stock issuable by the Company to Klehr upon exercise of the Klehr Options are hereinafter referred to as the "Klehr Shares."

         This Prospectus also concerns the offer and sale by Anam, from time to time, of 500,000 shares of Common Stock issuable upon the exercise of certain options issued by the Company to Anam (the "Anam Options") on May 13, 1996 contingent upon the successful application by Anam for a license to operate a nationwide trunked radio system in Korea. Anam was awarded such license in July 1996, at which time the Anam Options vested. The Anam Options are exercisable at a per share price of $10.00 and may be exercised, either in full or from time to time in part, at any time prior to May 13, 1999. The shares of Common Stock issuable by the Company to Anam upon exercise of the Anam Options are hereinafter referred to as the "Anam Shares."

         This Prospectus also concerns the offer and sale by James J. Kim, Chairman of the Anam Group, ("Kim"), from time to time of 250,000 shares of Common Stock issuable upon the exercise of certain options issued by the Company to Kim (the "Kim Options") on May 13, 1996 contingent upon the successful application by Anam for a license to operate a nationwide trunked radio system in Korea. Anam was awarded the license in July 1996, at which time the Kim Options vested. The Kim Options are exercisable at a per share price of $10.00 and may be exercised, either in full or from time to time in part, at any time prior to May 13, 1999. The shares of Common Stock issuable by the Company to Kim upon exercise of the Kim Options are hereinafter referred to as the "Kim Shares."

         This Prospectus also concerns the offer and sale by David Tamir ("Tamir"), from time to time, of up to 120,000 shares of Common Stock issuable upon the conversion by Tamir of a convertible promissory note in the principal amount of $800,000 issued by the Company to Tamir (the "Tamir Note") on July 3, 1996 in connection with the acquisition by a subsidiary of the Company of Tamir's interest in PowerSpectrum Technology, Ltd., a subsidiary of the Company ("PST"). The Tamir Note bears interest at a rate of 6% per annum and is convertible into shares of Common Stock by either Tamir or the Company at any time prior to December 31, 1996. In the event of a conversion, the Tamir
Note shall be canceled and Tamir shall receive the number of shares of Common Stock as is determined by dividing the amount of principal and accrued and unpaid interest outstanding by the closing bid price for the Common Stock on the NASDAQ National Market on the trading day immediately prior to the date of conversion. The shares of Common Stock issuable by the Company to Tamir upon conversion of the Tamir Note are hereinafter referred to as the "Tamir Shares."

         The HNS Note, HNS Warrants, Series L Preferred Stock, S-C Rig Warrants, Series N Preferred Stock, Series N Warrants, Klehr Options, Anam Options, Kim Options and Tamir Note are collectively referred to as the "Securities." The HNS Note Shares, the HNS Warrant Shares, the Series L Shares, the S-C Rig Warrant Shares, the Series N Conversion Shares, the Series N Warrant Shares, the Series N Dividend Shares, the Klehr Shares, the Anam Shares, the Kim Shares and the Tamir Shares are collectively referred to as the "Offered Shares." HNS, TDI, S-C Rig, the Series N Investors, Klehr, Anam, Kim and Tamir are collectively referred to as the "Selling Stockholders."

         This Prospectus also concerns, pursuant to Rule 416 of the Securities Act, the offer and sale by the Selling Stockholders of any and all shares of Common Stock issued with respect to the Securities as a result of stock-splits, stock dividends and anti-dilution provisions.

         The Company's Common Stock is listed on the NASDAQ National Market ("NNM") under the symbol "GOTK" and on the Pacific Stock Exchange ("PSE") under the symbol "GEO." On September 23, 1996, the closing sale price for the Common Stock, as quoted on the NNM, was $9.00 per share.

         Pursuant to this Prospectus, the Offered Shares may be sold by the Selling Stockholders, from time to time while the Registration Statement to which this Prospectus relates is effective, on the PSE, NNM or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although none of the Selling Stockholders has advised the Company of the manner in which it currently intends to sell the Offered Shares pursuant to this Registration Statement, the Selling Stockholders may choose to sell all or a portion of such Offered Shares from time to time in any manner described herein. The methods by which the Offered Shares may be sold by the Selling Stockholders include, without limitation: (i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve cross or block trades or any other transactions permitted by the PSE or NNM, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or
(vii) any combination of any such methods of sale. In effecting sales, brokers and dealers engaged by any of the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Stockholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the Selling Stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. There is currently no established trading market for the HNS Warrants, and it is uncertain whether there will ever be a trading market for the HNS Warrants. It is not presently anticipated that the HNS Warrants will be listed for trading on the NNM, the PSE or otherwise. As a result, it is presently anticipated that sales of the HNS Warrants by the Selling Stockholders will be effected, from time to time, in ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, at negotiated prices. If at any time the HNS Warrants are listed for trading on the NNM, the PSE or otherwise, sales of the HNS Warrants could be effected in the same manner in which sales of Offered Shares are effected. The Offered Shares or HNS Warrants held by the Selling Stockholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Offered Shares or HNS Warrants as pledgees of the Selling Stockholders. The Selling Stockholders and brokers and dealers through whom sales of Offered Shares or HNS Warrants may be effected may be deemed to be "underwriters," as defined under the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them in connection with the sale of the Offered Shares or HNS Warrants may be considered to be underwriting compensation.

         The agreements between the Company and the Selling Stockholders referenced herein provide that the Company will indemnify any such person deemed an underwriter and the Selling Stockholders against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments such underwriters or Selling Stockholders may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, its certificate of incorporation or by-laws, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                                   -----------

=====================================================================================================================
                             Price            Underwriting Discounts         Proceeds to            Proceeds to the
                           to Public             and Commissions             the Company         Selling Stockholders
=====================================================================================================================
Per Share...........        $(1)(2)                  $(1)(2)                    $(3)                    $(1)(4)
=====================================================================================================================
Total.................      $(1)(2)                  $(1)(2)                    $(3)                    $(1)(4)
=====================================================================================================================

(1) It is anticipated that the Offered Shares registered for resale hereunder will be sold by the Selling Stockholders in market or private transactions at prevailing prices, from time to time. It is anticipated that the HNS Warrants registered for resale hereunder will be sold by HNS in transactions not involving established trading markets at negotiated prices, from time to time.

(2) In connection with the sale of the Offered Shares or HNS Warrants by the Selling Stockholders pursuant to this Prospectus, the Selling Stockholders may pay underwriting or broker-dealer discounts or commissions. The amounts of such discounts and commissions, if any, cannot be determined by the Company at this time.

(3) The Company will not receive any proceeds from the resale of the Offered Shares by the Selling Stockholders. Upon conversion of the HNS Note by HNS, an aggregate of up to $24,500,000 principal amount of the Company's indebtedness will be retired. Upon conversion of the Tamir Note by Tamir, $800,000 of the Company's indebtedness will be retired. Upon an exercise of the HNS Warrants by HNS, exercise of the S-C Rig Warrants by S-C Rig, exercise of the Series N Warrants by any of the Series N Investors, exercise of the Klehr Options by Klehr, exercise of the Anam Options by Anam or exercise of the Kim Options by Kim, the Company will receive the exercise price of the HNS Warrants, the S-C Rig Warrants, the Series N Warrants, the Klehr Options, the Anam Options or the Kim Options as the case may be. To the extent the HNS Warrants, S-C Rig Warrants, Series N Warrants, Klehr Options, the Anam Options or the Kim Options are exercised, the Company will apply the proceeds thereof to its general corporate purposes.

(4) The Company will pay all expenses of the offering of the Common Stock to which this Prospectus relates, which are estimated to be $109,801.28. The Selling Stockholders will pay any brokerage compensation in connection with their sale of the Offered Shares or the HNS Warrants.

                                  -----------

                             ADDITIONAL INFORMATION

         The Company has filed a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained in this Prospectus as to the contents of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, and in each instance reference is made to such document, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. The Common Stock is listed on both the NNM and the PSE and such reports, proxy statements and other information filed with the Commission should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006, and at the PSE facilities located at 115 Sansome Street, San Francisco, California. Such reports and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company incorporates by reference into this Prospectus the documents listed below:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         (4) The Company's Current Reports on Form 8-K, dated June 18, 1993 (as amended on Form 8-K/A filed on or about July 12, 1993), June 8, 1994 (as amended on Form 8-K/A filed on or about June 27, 1995), July 5, 1994 (as amended on Form 8-K/A filed on or about September 14, 1994), August 2, 1994 (as amended on Form 8-K/A filed on or about October 13, 1994 and Form 8-K/A filed on or about May 25, 1995), March 4, 1996, June 20, 1996, August 29, 1996 and September 1, 1996;
and

         (5) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 15, 1992.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Requests for such copies should be directed to Corporate Secretary, Geotek Communications, Inc., 20 Craig Road, Montvale, New Jersey 07645; telephone number (201) 930-9305.

         The Company will furnish its stockholders with annual reports containing audited financial statements and reports by independent accountants. In addition, the Company will distribute unaudited quarterly reports to its stockholders for the first three quarters of each fiscal year.

                          ADDRESS AND TELEPHONE NUMBER

       The mailing address and telephone number of the Company's principal executive offices are as follows:

                                            Geotek Communications, Inc.
                                            20 Craig Road
                                            Montvale, New Jersey 07645
                                            Telephone Number: (201) 930-9305

                                  RISK FACTORS

         The securities described herein involve a substantial degree of risk. The following factors, in addition to those discussed elsewhere in the Prospectus or incorporated herein by reference, should be carefully considered in evaluating the Company and its business prospects before purchasing the securities offered by this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K") and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and under "Business" in the Form 10-K, incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the Risk Factors below. Actual results could differ materially from those projected in the forward-looking statements.

Commercial Implementation of GEONET(TM)

         The Company's current business plan contemplates the commercial implementation of its integrated digital voice and data wireless communications network ("GEONET(TM)") in up to 12 U.S. target markets by the end of 1996 and in 36 U.S. target markets by the end of 1997. In each of these markets, the Company expects gradually to add subscribers and increase its service offerings. The Company expects to continue to generate negative cash flow in each of its target markets until it achieves an adequate subscriber base in such market.

         The successful and timely implementation of GEONET(TM) will depend upon a number of factors, many of which are beyond the control of the Company, including, but not limited to, the timely and cost-effective manufacture, construction and integration of the system infrastructure and software, the acquisition and control of additional radio spectrum, the procurement and preparation of base station and remote sites, the receipt of all necessary regulatory approvals and the need for substantial additional financing. See
"- Dependence on Third Party Providers," "- Need for Spectrum; Need for Transmission Sites," "- Government Regulation" and "- Need for Additional Financing." However, there can be no assurances in this regard and the failure or delay with respect to any of the aforementioned items could adversely affect the timing of the implementation of GEONET(TM) in one or more of the Company's U.S. target markets, which could have a material adverse effect on the Company.

         The Company will make continuing hardware and software modifications to GEONET(TM) prior to, during and after the system's commercial roll-out. For example, the Company must integrate the initial GEONET(TM) data applications, which are expected to be completed in the third quarter of 1996 or soon thereafter, with the initial GEONET(TM) voice applications. Subsequent applications also will need to be integrated with existing GEONET(TM) applications. There can be no assurance that the Company will be able satisfactorily to complete such modifications and/or integration efforts, or that such modifications and integration will be able to be completed in a manner that enables the Company to offer its GEONET(TM) services on a profitable basis. A failure by the Company to complete satisfactorily any such modifications or integration efforts or to complete them on a cost-effective and timely basis could have a material adverse effect on the Company.

         To date, no other wireless service provider has been successful at providing the level of integrated voice and data services contemplated by the Company. Accordingly, in implementing GEONET(TM), the Company may encounter unforeseen technical issues. In addition, each of the Company's U.S. target markets is expected to present unique technical issues due to differences in geography and the level of local development. Technical difficulties in the operation and/or performance of GEONET(TM) also may be experienced as subscribers are added to the system in a given market or as the coverage area in any market is increased. There can be no assurance that the Company will be able adequately to address any such issues in any given market or that such issues will be able to be addressed in a cost-effective manner. Any failure by the Company adequately to address such issues or to address them in a cost-effective manner could have a material adverse effect on the Company.

Loading of Subscribers

         The Company has generated a backlog of orders for the Company's services from a number of customers, many of which have indicated their desire to utilize the Company's advanced data services. The Company expects to offer these advanced data services after integrating the Company's current services with such advanced data services and the production by the Company of enhanced mobile workstation units. The Company expects that these units and its initial data services will be available during the third quarter of 1996 or soon thereafter. In addition, the Company believes that it will need to accelerate the expansion of its coverage area in certain of its target markets to meet its customer demand. The Company is currently addressing this issue, the solution to which may require modifications to the GEONET(TM) roll-out plan. There can be no assurances that the Company will be able to adequately address these issues, either individually or in the aggregate, or that the Company will be able to address such issues in a timely manner. Any failure on the part of the Company to address these issues in an adequate or timely manner could result in delays in loading subscribers and the loss of current backlog subscribers which could have a material adverse effect on the Company.

Limited Operating History; Management of Growth

         The Company entered the wireless communications industry in 1992 and, therefore, has limited experience in developing, establishing and operating wireless communications systems. To date, most of the Company's wireless communications services experience has been in foreign markets and has involved technology different than that to be employed by the Company in its U.S. target markets. In addition, the Company's only experience to date in the United States with respect to its digital wireless communications services has been testing GEONET(TM) in Philadelphia and providing wireless communication services to customers in: Philadelphia (beginning in January 1996); Washington, Baltimore and New York (beginning in March 1996); Boston (beginning in April 1996); and Miami and Dallas (beginning in May 1996). Prospective investors, therefore, have limited historical financial information about the Company on which to make a determination as to the prospects for the Company's U.S. wireless communications operations or financial condition and as to an investment in the securities offered hereby.

         Although the Company has added experienced senior management and has filled a substantial number of technical, sales and field service positions during the last year, the Company will need to increase rapidly and significantly the number of technical personnel and sales personnel that it employs in its target markets as the roll-out of GEONET(TM) progresses. The Company's success will depend upon its ability to continue to attract, motivate, train and manage additional employees. Management's ability to manage the Company's growth effectively also will require it to expand significantly the Company's operational, financial and management systems. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's future operations.

Need for Spectrum; Need for Transmission Sites

         The Company requires additional spectrum to add capacity and to service anticipated demand in certain of its target markets, including certain of its 1996 U.S. target markets. The Company also requires additional spectrum to initiate services in certain of its 1997 target markets.

         To that end, the Company has entered into certain agreements pursuant to which the Company has the right to acquire spectrum are subject to regulatory approval. Although the Company believes that such approval will be forthcoming prior to its expected roll-out in each such market, there can be no assurance that such approvals will be received on a timely basis or at all. The failure by the Company to obtain any such approvals could have a material adverse effect on the Company.

         In an effort to acquire sufficient spectrum in each of its target markets in which it does not have sufficient spectrum to initiate service and to add additional capacity in certain of its other U.S. target markets, the Company participated in the Federal Communication Commission's (the "FCC") 900 MHz Specialized Mobile Radio ("SMR") spectrum auctions which ended on April 15, 1996. The Company was the successful bidder on 181 10-channel blocks in 42 regional service areas known as Major Trading Areas ("MTA") within the United States. Its successful bids for these frequency blocks totaled $30,965,290. Upon award of these MTA licenses, the Company can greatly expand its coverage area.

As an MTA licensee in a service area, the Company will be permitted to operate throughout the MTA on its designated frequencies except where an incumbent licensee is already operating. In many markets, the Company was the successful bidder on frequency blocks where it is already the incumbent licensee. In certain MTAs, however, the frequency block on which the Company was the successful bidder is encumbered by a third party existing licensee. In such an event, the Company will seek to acquire access to the encumbered spectrum through cooperative or management agreements or may seek to acquire the incumbent license from its licensee, although there can be no assurances it will be able to do so. In some markets, other entities secured an MTA license surrounding an area where the Company is licensed on a site specific basis. In these circumstances, the Company may either attempt to acquire the MTA license from the winning bidder, remain as the incumbent, sell the license to the MTA licensee or "swap" the license with another licensee. In addition, there can be no assurance that any licenses currently owned or acquired in the future by the Company will be renewed. The failure of the Company to renew existing or future SMR licenses could have a material adverse effect on the Company. A failure by the Company to obtain sufficient radio spectrum on commercially acceptable terms could have a material adverse effect on the Company. See "- Commercial Implementation of GEONET(TM)."

         There are only a limited number of existing communications towers capable of providing the Company with optimal coverage area for its radio transmissions and that are capable of supporting the Company's transmission equipment. Although the FCC recently initiated a rule making proceeding designed to make sites available on government owned property, in the event the Company cannot obtain leases for existing towers, it may be required to purchase sites, obtain necessary permits and build such towers, a process which the Company estimates could take up to one year to complete for each tower. If the Company is required to build new towers, the roll-out of GEONET(TM) in one or more target markets could be delayed, which could have a material adverse effect on the Company.

Deficiency of Earnings; Net Losses; Substantial Indebtedness

         On a consolidated basis, the Company experienced net losses from continuing operations of $50.4 million, $42.4 million, $87.2 million and $57.7 million for the years ended December 31, 1993, December 31, 1994 December 31, 1995, and the six month period ended June 30, 1996, respectively. In addition, the Company had a deficiency of earnings before interest, taxes, depreciation and amortization ("EBITDA") of $15.2 million, $34.2 million, $63.3 million and $36.6 million for the years ended December 31, 1993, December 31, 1994 and December 31, 1995 and for the six month period ended June 30, 1996, respectively. The Company anticipates that its net operating losses from operations and its EBITDA deficiency will increase significantly during the roll-out of GEONET(TM). There can be no assurance that the Company will ever operate at profitable levels or have positive EBITDA. Until sufficient cash flow is generated from operations, the Company will have to utilize its capital resources or external sources of funding to satisfy its working capital needs. In the event the Company cannot achieve profitability or have positive EBITDA, it may not be able to make required payments on certain debt instruments to which it is a party. Failure to make such payments could have a material adverse effect on the Company.

         The Company has significant indebtedness, a substantial portion of which is represented by its 15% Senior Secured Discount Notes, due 2005 (the "Senior Discount Notes"), which have an aggregate principal amount at maturity of $227.7 million and by the Company's 12% Senior Subordinated Convertible Notes due 2001 (the "Subordinated Notes"), in the aggregate principal amount of $75.0 million. The Subordinated Notes are convertible into shares of the Company's Common Stock at a price equal to $9.50 per share. Although no payments of interest or principal are due on the Senior Discount Notes and no principal payments are due on the Subordinated Notes in the immediate future, the Company will have significant debt service obligations beginning in July 2000. Additionally, the Company is obligated to pay cash dividends on certain classes of its preferred stock. See " - Dividends on Common Stock Not Likely."

         In addition, on December 21, 1995, GFC, a newly incorporated wholly-owned subsidiary of the Company, entered into the HNS Loan Agreement. Pursuant to the HNS Loan Agreement, HNS has provided GFC with up to $24.5 million of financing, in the form of the HNS Note bearing interest at a rate of 12% per annum, the proceeds of which will be utilized to reimburse a subsidiary of the Company for the purchase price of certain 900 MHz licenses acquired by such subsidiary in the recently completed FCC auction (the "HNS Licenses"). The HNS Note matures two years from the date of the initial funding (the "Initial Funding Date") by HNS pursuant to the HNS Loan Agreement (the "Maturity Date"). The HNS Note is collateralized by a pledge of the stock of the subsidiary holding the HNS Licenses and a guarantee by the Company. The HNS Note is convertible, at the option of HNS, into shares of Common Stock at an exercise price per share equal to the lesser of (i) ninety percent (90%) of the weighted average sales price per share of Common Stock on the trading day next preceding the date of conversion (or over the ten trading days immediately preceding the date of conversion to the extent (and only to the extent) the conversion relates to greater than $300,000 of loans drawn down under the HNS Loan Agreement as reported by Bloomberg Financial Services or similar reporting service and
(ii) $9.75.

         In addition, on April 4, 1996, the Company and S-C Rig entered into a Senior Loan Agreement pursuant to which S-C Rig will make a $40.0 million unsecured credit facility available to the Company (the "S-C Rig Credit Facility"). All borrowings under the S-C Rig Credit Facility are required to be made on or prior to April 5, 1998, accrue interest at a rate of 10% per annum and mature four years from the date of the final borrowing thereunder. The Company is obligated to pay S-C Rig a fee equal to 3% of each borrowing under the S-C Rig Credit Facility at the time of such borrowing. Borrowings under the S-C Rig Credit Facility will constitute senior indebtedness of the Company. In connection with the establishment of the S-C Rig Credit Facility, the Company issued to S-C Rig the S-C Rig Warrant to purchase the S-C Rig Warrant Shares, at an exercise price of $9.50 per share, subject to adjustment in certain circumstances. The S-C Rig Warrants are exercisable at any time and from time to time after June 5, 1996.

         Further, in September 1996, the Company and GFC entered into a Vendor Credit Financing Agreement and certain related documents (the "HNS Financing Agreement")with HNS pursuant to which HNS agreed to manufacture certain of the components required for the construction of the FHMATM network equipment and to provide up to $100.0 million of financing to the Company for up to 90% of the purchase price of such portion of these components which are scheduled for delivery to the Company on or prior to June 30, 1999. GFC currently intends to utilize all of the funds to be made available to GFC under this credit facility. All borrowings under the HNS Financing Agreement accrue interest at a rate of 11% per annum. Repayment of principal under the HNS Financing Agreements shall be made in ten equal semi-annual payments beginning on July 10, 1999. HNS will be granted a security interest in the components manufactured by HNS. Additionally, GFC has pledged to HNS the intercompany note of Geotek License Holdings, Inc. ("License Holdings") entered into in connection with the HNS Loan Agreement as well as the capital stock of License Holdings as security under the HNS Financing Agreement. In connection with the execution of the HNS Financing Agreement, the Company issued to HNS the HNS Warrants. For a discussion of the terms of the HNS Warrants, see "Description of the HNS Warrants".

         The Company also anticipates seeking additional financing which may impose additional and earlier debt service obligations on the Company. See "-- Need for Additional Financing." The degree to which the Company is leveraged may impair the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes. In addition, the indenture governing the Senior Discount Notes and certain documents executed in connection therewith (collectively, the "Senior Notes Indenture"), together with the HNS Loan Agreement, S-C Rig Credit Facility and HNS Financing Agreement, impose significant operating and financial restrictions on the Company, affecting, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of its subsidiaries, create liens, sell assets and engage in mergers and acquisitions. Although these loan agreements contain various exceptions that are generally designed to allow the Company to operate its business without undue restraint, these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings and respond to changing market conditions, and otherwise may restrict corporate activities.

         The Company's business plan assumes the roll-out of GEONET(TM) in each of its U.S. target markets and substantial growth in the Company's subscriber base. There can be no assurance that the Company will be able to achieve the growth contemplated by its business plan. If such growth is not achieved, the Company may not be able to make required payments on its debt instruments and may have to refinance such instruments in order to repay these obligations. No assurance can be given that the Company would be able to refinance such instruments.

Need for Additional Financing

         The Company's existing cash on hand and expected cash flow from operations will not be sufficient to fund the Company's full roll-out of GEONET(TM). The Company estimates that it will need additional financing in an aggregate amount of approximately $150.0 million for the full roll-out of GEONET(TM) in all of its 36 target markets through 1997. Such amount may increase should the Company determine to increase the scope of its roll-out, including a possible increase in the number of its target markets to include some or all of the 42 markets in which the Company acquired spectrum pursuant to the recently concluded FCC 900 MHz auction. See "-Need for Spectrum; Need for Transmission Sites." Additionally, the Company may need to raise additional funds to meet the needs of its anticipated increased international and equipment sales activities. In the event the Company is unable to raise such financing on a timely basis, it may be required to adjust its roll-out schedule and may experience delays in initiating or expanding its service in certain markets. Additionally, if the Company is unable to raise additional financing, it may also be required to adjust its planned international and equipment sales activities. However, the Company believes that the macrocellular architecture of GEONET(TM) will allow the Company to adjust its aggregate cash expenditures by focusing its activities in certain markets while reducing its planned investments in other markets.

         The Company's need for additional financing will increase if the Company experiences delays in the commercial implementation of GEONET(TM), cost overruns or unanticipated cash needs. In this regard, the Company has experienced certain delays in its roll-out schedule in the past. See " - Commercial Implementation of GEONET(TM)." Moreover, additional financing may be necessary to satisfy the terms of certain financing transactions, including, but not limited to, possible redemption obligations of the Company in connection with the Company's preferred stock. Additional financing also may be required to fund acquisitions of additional spectrum and businesses. The amount of additional funding required will depend upon the timing of such expenditures, the availability of cash flow from operations and, to the extent applicable, the availability of lease and vendor financing. It is presently anticipated that additional financing, if obtained, would be obtained from one or more sources, including, but not limited to, equity or debt financing (whether through public or private offerings), strategic partners, joint ventures, vendor financing, leasing arrangements or a combination thereof. The Senior Notes Indenture, the indenture governing the Subordinated Notes (the "Subordinated Notes Indenture"), the HNS Loan Agreement, the HNS Financing Agreement and the S-C Rig Credit Facility limit the ability of the Company to incur additional indebtedness and engage in certain other financing transactions. There can be no assurance that additional financing will be available to the Company on terms desirable to the Company or at all.

Competition

         Although the Company believes that the quality, array and flexibility of services to be offered through GEONET(TM) will meaningfully differentiate such services from those offered by other wireless communications providers in the Company's target markets, the Company will face significant competition from such other providers. The Company expects to experience competition for each type of service it intends to offer from existing dispatch, cellular telephony, paging and public data service providers. In addition, the Company expects to experience competition from manufacturers of Private Mobile Radio ("PMR") equipment, which target existing private network operators and SMR customers and urge them to build or upgrade their own private networks rather than utilize SMR service providers. Many of these providers and manufacturers are larger, more established, have more experience in the telecommunications industry, have greater name recognition, have larger sales staffs and/or have greater financial resources than the Company.

         NEXTEL has announced plans to construct a nationwide digital Enhanced Specialized Mobile Radio ("ESMR") network and is offering services in several cities. NEXTEL has also secured a significant number of 800 MHz SMR channels in most U.S. markets. In addition, to the extent that Motorola is the largest provider of PMR equipment, Motorola may be deemed to be an indirect competitor of the Company. Moreover, recent regulatory changes may permit the Bell Operating Company's ("BOCs") to enter the Commercial Mobile Radio Service ("CMRS") marketplace. See " - Governmental Regulation."

         The Company also may face competition from technologies and services introduced in the future. In March 1995, the FCC completed auctions for wideband Personal Communications Services ("PCS") licenses on a MTA basis. The wideband PCS auction winners have already begun to provide service in certain introductory markets. In December 1995, the FCC commenced its auction of 493 broadband basic trading area ("BTA") PCS licenses. In addition, the FCC has also licensed national and regional narrowband PCS licenses. Additional narrowband PCS licenses on an MTA basis will be issued under government regulation in the future. Narrowband PCS service will be similar to paging services already offered and may compete with the Company's proposed SMR service. The FCC also intends to license additional spectrum for other wireless services. It is also possible that satellite technology ultimately could be developed to permit urban use equal to or superior to that available through SMR systems, which would result in increased competition for the Company's services. The commercialization or further development of any such technologies could have a material adverse effect on the Company. See "- Rapid Technological Changes."

         Many of the target customers for GEONET(TM) currently use other wireless communications services. In order to be successful, the Company will need to migrate a portion of its target customers from their existing services to those provided by the Company over GEONET(TM). The Company's ability to migrate its target customers over to its services will be highly dependent on the perceived utility of the Company's services to its target customers as compared to the services currently utilized by such customers. Because there currently is no integrated wireless communications network commercially available that is comparable to that expected to be offered by the Company over GEONET(TM), the extent of the demand for the Company's wireless communication services cannot be predicted with any degree of certainty. The demand for the Company's digital wireless communications services also could be affected by other matters beyond the Company's control, such as the future cost of subscriber equipment, marketing and pricing strategies of competitors and general economic conditions.

         The Company also expects to experience competition for radio spectrum from existing and future providers of wireless communications services and for communications tower space. See "- Need for Spectrum; Need for Transmission Sites."

         The Company experiences competition for each of its products and services other than GEONET(TM) in the markets in which it sells such products and services. Such competition is expected to remain strong for the foreseeable future.

Government Regulation

         The licensing, construction, operation and acquisition of SMR systems in the United States is regulated by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). During 1994, the FCC initiated several regulatory proceedings with wide-ranging implications for the wireless telecommunications industry. A primary intent of these amendments was to encourage competition among mobile communications service providers by removing regulatory distinctions between common carriers, such as cellular telephone companies, and private carriers, such as SMR service providers. These regulations may materially impact the Company's operations in the future. For example, the Company will be required to provide services on a "nondiscriminatory basis" and on terms that are not "unjust and unreasonable," as such terms are defined by the Communications Act. In addition, the Company will be prohibited from unreasonably restricting the resale of its services to any requesting entity. The Company will also be required to comply with certain technical capability and compatibility standards for emergency "911" calls, including automatic caller identification and location identification. In the near future, the Company will likely be required to ensure that it can find and deliver calls to telephone numbers anywhere in the country through roaming capabilities regardless of whether the telephone number is offered through the local exchange company or by a new local telephone service competitor. In addition, the Company may be required to offer capacity on its system for resale by the Company's competitors in the wireless telecommunications marketplace. The FCC has recently determined that CMRS providers will be permitted to offer "fixed" services in addition to mobile services. As a result, the Company will be permitted to offer an array of communications capabilities to its customers, including wireless links between home, office, and car. The FCC may in the future specify by rule other common carrier regulations that would apply to commercial mobile services providers such as the Company. Moreover, the FCC did not delay the effective date of the applicability of its rules concerning the 25% limitation on foreign investment in any entity holding an FCC license. These limitations may affect the Company's ability to secure foreign financing through the sale of shares of Common Stock or Common Stock equivalents and to issue Common Stock in the acquisition of foreign subsidiaries. In a recent decision, the FCC revised standards for regulating entry of foreign carriers and their affiliates into the U.S. market for international telecommunications services. The FCC will apply these standards in the application process for foreign entry, principally by taking into consideration whether "effective competitive opportunities" exist for U.S. carriers in the destination markets of foreign carriers seeking to enter the U.S. international services market. In addition, and of specific impact for the Company, the FCC determined that it will examine reciprocal foreign market competitive opportunities in considering requests by CMRS providers seeking foreign investment in excess of the existing 25% benchmark. The Company cannot predict the effect of any of these regulations or any future regulation adopted by the FCC on the Company's operations. Moreover, there has been little experience in the interpretation and implementation of these regulations. Future interpretations or practices with respect to such regulations could have a material adverse effect on the Company.

         The FCC granted the Company a waiver (the "Rule Waiver") which permitted the Company to construct and activate certain systems it acquired prior to the FCC's 900 MHz SMR spectrum auctions for licenses issued on a site specific basis on a longer schedule than would otherwise be permitted under applicable FCC regulations. In the event the Company fails to construct or activate such systems in accordance with the dates set forth in the Rule Waiver, the FCC could revoke the Rule Waiver and the Company would consequently lose all of the licenses covered by such waiver which have not been constructed or activated. The Rule Waiver is currently subject to a pending challenge that was filed by a third party with whom the Company failed to negotiate a satisfactory management and purchase agreement. The Company believes that this challenge is without merit and is vigorously opposing it. A loss of the licenses covered by the Rule Waiver that have not been constructed or activated would have a material adverse effect on the Company.

         The Rule Waiver is not necessary for the additional MTA spectrum which the Company acquired through the FCC's 900 MHz SMR spectrum auctions. See "-Need for Spectrum; Need for Transmission Sites." In addition, in many markets where the Company is licensed on a site specific basis where surrounding MTA spectrum was acquired through the FCC's 900 MHz SMR spectrum auctions, the Rule Waiver has been superseded and the construction schedule extended in accordance with the FCC's rules relevant for MTA Licenses. An MTA licensee must provide coverage to one-third of the MTA population within three years after initial licensing, and coverage to two-thirds of the MTA population within five years after initial licensing. The Rule Waiver will continue to be necessary in certain circumstances for existing site specific licenses where the Company was not the successful bidder for surrounding MTA spectrum pursuant to such auctions. This relief from the Rule Waiver with respect to the MTA sites will provide the Company with a greater degree of flexibility with respect to the timing of the GEONET(TM) roll-out in such markets. For a description of the terms, conditions and restrictions of the MTA licenses, see "-Need for Spectrum; Need for Transmission Sites."

         All of the equipment utilizing the Company's technology, to the extent it is used to send or receive signals, must meet FCC technical standards. Although GEONET(TM) base stations and current subscriber units have received such approval, there can be no assurance that the future generations of subscriber units will meet such criteria. A failure of such subscriber units or any of the Company's other equipment to meet FCC standards could have a material adverse effect on the Company.

         Early this year, the President of the United States signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which imposes sweeping reforms to telecommunications policy. Although the majority of the Telecommunications Act's measures will directly impact large common carriers, cable and broadcast operators, and internet service providers, many of the Telecommunications Act's provisions will have an effect upon the CMRS marketplace, and upon the Company. In particular, the Telecommunications Act may require the Company to contribute to a Universal Service Fund and may require the Company to ensure that its equipment is accessible to persons with disabilities. In addition, the FCC recently initiated a rule making proceeding as a response to a mandate of the Telecommunications Act, to determine whether more extensive regulation with respect to reciprocal compensation arrangements between CMRS and local telephone companies is necessary. All of these provisions of the Telecommunications Act which may have an effect upon the Company will be the subject of FCC rule making proceedings through the end of 1997. The FCC has been granted authority to forbear some of these requirements where appropriate. Accordingly, it is currently difficult to predict if and how the provisions of the Telecommunications Act will impact upon the Company, although such impact could be materially adverse to the Company.

         Future changes in regulation or legislation affecting digital wireless telecommunications service or the allocation by the FCC or Congress of additional spectrum for services that compete with such service could adversely affect the Company's business. See "- Competition."

Dependence on Third Party Providers

         The Company's digital wireless telecommunications system is being enhanced and commercialized by its subsidiary, PST. However, the development by PST of the technology and systems is dependent in large part upon the efforts of Rafael Armament Development Authority ("Rafael"), a PST contractor, to adapt frequency hopping from a military to a commercial application, to integrate the frequency hopping technology with other digital technologies required for optimal commercial deployment of GEONET(TM), and, as discussed below, for the cost-effective manufacture of the base station hardware. In this regard, approximately 90 employees of Rafael are presently engaged on a full-time subcontract basis in the further development of the Company's proprietary FHMA(TM) technology. Rafael's employees are represented by a labor union, and, from time to time, there have been labor disputes between Rafael and its employees which have resulted in slow-downs. To date, these slow-downs have not had a material effect upon the Company's business. There can be no assurance, however, that any future disputes will not have a material adverse effect on the development or introduction of GEONET(TM) services by the Company in its U.S. target markets. In addition, if Rafael reduces its commitment to PST or if continuing development efforts are not successful, the Company's prospects could be materially adversely affected.

         Neither the Company nor PST manufacture the system architecture, hardware and mobile subscriber units necessary for the commercial implementation of GEONET(TM). Rafael entered into contracts with PST pursuant to which Rafael will manufacture the system hardware for GEONET(TM) on a schedule which is intended to enable the Company to meet its projected roll-out. Third parties, including Mitsubishi Consumer Electronics America ("Mitsubishi"), HNS, a unit of GM Hughes Electronics, and Kenwood Corporation of Japan ("Kenwood"), will manufacture subscriber units and certain other components of the system hardware for GEONET(TM) on a schedule based upon the Company's projected roll-out. There can be no assurance that such third parties will deliver such equipment on a timely basis or that the Company will be able to integrate such components and hardware in a cost effective system on a timely basis, if at all. The Company has only a single manufacturing source for certain of the components of the GEONET(TM) system hardware, including the base stations and subscriber units. Although the Company believes that it can obtain all components necessary to build GEONET(TM) from other sources, delays may be encountered in the event of a component shortage because of the time it may take to identify substitute sources and manufacture substitute components. A failure by the Company to obtain hardware components on a timely basis or at satisfactory prices could adversely affect the ability of the Company to roll-out and market GEONET(TM), which could have a material adverse effect on the Company.
See "- Commercial Implementation of GEONET(TM)."

         Additionally, in September 1996, the Company and GFC entered into the HNS Financing Agreement with HNS pursuant to which HNS has agreed to manufacture certain of the components required for the construction of FHMA(TM) network equipment and to provide up to $100.0 million of financing for up to 90% of the purchase price of such portion of these components which are scheduled for delivery to the Company prior to June 30, 1999. In connection with the execution of the HNS Financing Agreement, the Company also entered into a Sales Representation Agreement with HNS pursuant to which HNS will act as the Company's non-exclusive sales representative to sell base stations and related equipment in certain countries - See"-Commercial Implementation of GEONET(TM)."

         The Company has also entered into an agreement with IBM Corporation ("IBM") to manage the construction of the GEONET(TM) stations and the installation of FHMA(TM) equipment in the Company's U.S. target markets. The Company has also engaged, and intends to engage, other third party contractors to manage all or certain aspects of such construction or installation in certain of its U.S. target markets. A failure by IBM or such other contractors to manage properly the preparation and construction of the Company's base stations and remote sites could have a material adverse effect on the Company. See
"- Commercial Implementation of GEONET(TM)".

         The Company anticipates that, in order to meet the needs of its expanding international and equipment sales activities, it will be required to establish and maintain additional manufacturing, distribution and licensing arrangements with other third party providers. The Company is currently exploring various alternatives to meet these needs. However, there can be no assurances that the Company will be able to identify or maintain relationships with such providers. Any failure to do so could have a material adverse effect on the Company.

Rapid Technological Changes

         The telecommunications industry is subject to rapid and significant changes in technology which could lead to new products and services that compete with those offered by the Company or could lower the cost of current competing products and services to the point where the Company's products and services could become non-competitive and the Company could be required to reduce the prices of its services. While the Company is not aware of any proposed changes that will materially affect the attractiveness of its product and service offerings, the effect of technological changes on the businesses of the Company cannot be determined. In the future, the Company expects to experience competition from new technologies such as ESMR networks, PCS and, possibly, satellite technology, as well as from advances with respect to existing technologies such as cellular, paging and mobile data transmission. See
"- Competition."

Dependence on Key Personnel

         The success of the Company will depend greatly upon the active participation and the experience of its management. The Company has entered into agreements with three employees pursuant to which such employees will oversee the operations of the Company's three main operating units. However, despite such developments, the Company remains dependent upon the services and abilities of Yaron Eitan, the Company's President and Chief Executive Officer. The loss of Mr. Eitan's services could adversely affect the conduct of the Company's business. In addition, the successful implementation of the Company's business plan will depend, to a large extent, upon the ability of the Company's and its subsidiaries' engineers and scientific personnel to perfect and improve upon existing and proposed products. The loss of some or all of such personnel, the inability of the Company to attract additional personnel, or the inability of such persons to design such systems or to continue product enhancement will inhibit the ability of the Company to sell its products and services and to operate profitably.

Risks of International Business

         The Company operates in and sells products and services to clients in various countries and certain of its products and components are manufactured abroad. The Company's research and development activities are dependent upon foreign providers. The Company is also pursuing a strategy of expansion into international markets, including, but not limited to, Germany, Korea, Canada and the United Kingdom. Such efforts may be conducted by the Company alone or in conjunction with strategic partners. Accordingly, the Company is subject to the risks inherent in conducting business across national boundaries, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which risks could have a material adverse impact on the Company. In addition, the licensing and other operational risks attendant upon commencing and maintaining wireless telecommunications systems in foreign countries are similar to those which prevail in the United States, including, but not limited to, availability of spectrum capacity and transmission sites, competition, and government regulation. Development of the business in international markets may stretch the Company's financial, managerial, and personnel resources. There can be no assurance that the Company will be successful in developing its business in these markets or that any such expansion of the Company's business will be profitable.

Influence by Significant Stockholders; Preemptive Rights

         As of June 30, 1996, approximately 25% of the total voting power of the Common Stock (on a fully diluted basis, but without giving effect to the exercise of the warrants held by S-C Rig) was beneficially owned by the directors and executive officers of the Company and their affiliates. (S-C Rig holds warrants to purchase approximately 4.8 million shares of Common Stock.) Consequently, the Company's directors and executive officers will be able to exert significant influence with respect to all matters upon which stockholder approval is required.

         Pursuant to certain agreements among them, certain of the principal stockholders of the Company have the right to require the other stockholders to cause (to the extent permitted by law and to the extent within such other stockholders' control) the directors of the Company to vote, or refrain from voting, in accordance with such stockholders' direction with respect to the election of directors. In addition, S-C Rig and Vanguard Cellular Systems, Inc. ("Vanguard") have preemptive rights with respect to certain issuances of voting securities by the Company which permit them to purchase voting securities of the Company, at the same price and on the same terms as the Company may offer to third parties, in an amount sufficient to maintain their respective percentage interests in the voting securities of the Company on a fully-diluted basis. The Company also has granted to S-C Rig, Vanguard and certain other holders of the Company's preferred stock the right to elect additional directors to the Board of Directors of the Company upon the occurrence of certain events of default under certain series of the Company's outstanding preferred stock. The operation of such provisions could result in such stockholders exerting significant influence over the Board of Directors of the Company.

Transactions with Affiliates

         During the period since its inception, the Company has undertaken a wide variety of financing and merger/acquisition activity which has resulted in its present corporate and financial structure. Included in such activity have been transactions which have involved persons who now serve, or who did serve at the time, as directors and officers of the Company or persons or entities related to such persons. In every instance where such transactions have involved any such persons or entities, the specific transaction has been approved unanimously by directors of the Company, including all disinterested and outside directors, with the affected parties abstaining. It is the Company's view that each such transactions have been on terms no less favorable to the Company than other similar transactions available to the Company with unaffiliated parties, if available at all. Despite the foregoing, prospective purchasers may wish to consider the circumstances in which such transactions were made, the terms of such transactions and the Company's possible alternative courses of action. The Company may enter into transactions in the future with affiliates in order to meet its financing needs and/or business goals.

Proprietary Information and Patent Issues

         The Company protects its proprietary information by way of confidentiality and non-disclosure agreements with employees and third parties who may have access to such information. The Company continually reviews its technology developments in order to file patent applications and has filed patent applications with respect to certain aspects of its FHMA(TM) technology and GEONET(TM) in Israel and the United States and expects to file additional patent applications in Israel and the United States. Generally, the Company intends to file all patent applications in the United States, Israel and in such other countries as it deems appropriate. There can be no assurance that any such applications will be granted. There can be no assurance that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate the Company's technologies, or design around the patented aspects of any technologies developed by the Company. Many patents and patent applications have been filed by third parties with respect to wireless communications technology. The Company does not believe that its technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of the Company's technology will not be challenged by the holders of such patents or that the Company will not be required to license or otherwise acquire from third parties the right to use certain technology. The failure to overcome such challenges or obtain such licenses or rights could have a material adverse effect on the Company's operations.

Dividends on Common Stock Not Likely

         The Company has not declared or paid any cash dividends on Common Stock since commencing operations and does not anticipate paying any dividends on Common Stock in the foreseeable future. At present, the Company is obligated to pay cumulative dividends of $2,000,000 per year, in cash, for a five-year period following the issuance of the Company's Series H Cumulative Convertible Preferred Stock, $.01 par value (the "Series H Preferred Stock"), cumulative dividends of $700,000 per year, in cash of shares of Common Stock, for a five-year period following the issuance of the Company's Series I Cumulative Convertible Preferred Stock $.01 par value (the "Series I Preferred Stock"), and cumulative dividends of $700,000 per year, in cash or shares of Common Stock, for a five-year period following the issuance of the Company's Series K Cumulative Convertible Preferred Stock, $.01 par value (the "Series K Preferred Stock"), all before any cash dividends may be paid on Common Stock. In addition, the Company is presently obligated to pay cumulative annual dividends of $750,000 per year on the Series L Preferred Stock, and cumulative annual dividends of $988,125 per year on the Company's Series M Cumulative Convertible Preferred Stock, $.01 par value, in cash or shares of Common Stock, before any cash dividends may be paid on Common Stock. The Series N Preferred Stock prohibits the declaration or payment of any dividend on Common Stock (other than in shares of Common Stock) without the consent of the holders thereof, provided such holders hold $25,000,000 of the stated value of the Series N Preferred Stock. At present, the Company is current in payment of all required dividends on its outstanding preferred stock. In addition, the terms of certain indebtedness of the Company prohibit, during the term of such indebtedness, the declaration or payment of any dividend on Common Stock (other than in shares of Common Stock).

Shares of Common Stock Eligible for Sale; Dilution.

         The Company has in the past registered for offer and sale under the Securities Act certain of the issued and outstanding shares of Common Stock and certain of the shares of Common Stock issuable upon the exercise or conversion, as applicable, of outstanding options, warrants and convertible securities held by the Company's stockholders, including certain officers, directors, employees and "affiliates" of the Company (as such term is defined pursuant to the Exchange Act). The sale of such shares would have been subject to substantial limitations in the absence of such registration. A substantial number of such shares may still be held by the registered holders thereof and available for resale under currently effective registration statements. In addition, certain stockholders of the Company hold the right (subject to certain conditions) to require that the Company register for offer and sale issued and outstanding shares of Common Stock and/or shares of Common Stock issuable upon the exercise or conversion, as applicable, of options, warrants and convertible securities. Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock and, in the case of convertible securities, may effect a dilution of the book value per share of Common Stock, depending upon the timing of any such sales.

                         DESCRIPTION OF THE HNS WARRANTS

         In connection with the execution of the HNS Financing Agreement, the Company issued to HNS the HNS Warrants. The following summary of certain provisions of the HNS Warrants does not purport to be complete and is qualified in its entirety by reference to the HNS Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Geotek Communications, Inc. and not to its subsidiaries.

General

         Each HNS Warrant, when exercised, will entitle the holder thereof to receive one share of Common Stock of the Company at exercise prices ranging from $8.6250 to $12.9375 per share (the "Exercise Price") (such shares of Common Stock are sometimes referred to herein as "HNS Warrant Shares"). The Exercise Price and the number of HNS Warrant Shares issuable on exercise of an HNS Warrant are both subject to adjustment in certain cases. See "- Adjustments." Subject to the limitations contained below, the HNS Warrants are exercisable at any time on or after the earlier of September 27, 1997 and the occurrence of a Change of Control of the Company (as defined below) (the "Exercisability Date"). Unless exercised, the HNS Warrants automatically will expire on September 27, 2003 (the "Expiration Date"). The HNS Warrants will entitle the holders thereof to purchase in the aggregate 2,500,000 shares of Common Stock.

         The HNS Warrants may be exercised at any time on or after the Exercisability Date by surrendering to the Company the warrant certificates evidencing such HNS Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, and delivering payment of the Exercise Price no later than the third trading day thereafter; provided that a condition to the exercise of the HNS Warrants will be that there be an effective registration statement covering the offer and sale of the HNS Warrant Shares to be issued upon the exercise of the HNS Warrants or that the holder of the HNS Warrants, if so requested by the Company, provide the Company with an opinion of counsel to the effect that the offer and sale of the HNS Warrant Shares to be issued upon the exercise of the HNS Warrants is exempt from registration under the Securities Act. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company or by application of any past due amounts owing under the HNS Financing Agreement. Upon surrender of the HNS Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole HNS Warrant Shares or other securities or property to which such holder is entitled under the HNS Warrants, including, without limitation, any cash payable to adjust for fractional interests in HNS Warrant Shares issuable upon such exercise. If less than all of the HNS Warrants evidenced by an HNS Warrant certificate are to be exercised, the Company will issue a new HNS Warrant certificate for the remaining number of HNS Warrants.

         No fractional HNS Warrant Share will be issued upon exercise of the HNS Warrants. If any fraction of an HNS Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any HNS Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the current market price per HNS Warrant Share, as determined on the trading day immediately preceding the date the HNS Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of HNS Warrant certificates.

         The holders of the HNS Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the HNS Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

Change of Control

         As stated above, the HNS Warrants become exercisable upon the earlier of September 27, 1997 or upon a Change of Control of the Company. "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting stock of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting stock of the Company is converted into or exchanged for (A) voting stock of the surviving or transferee corporation or (B) cash, securities and other property in an amount which could then be paid by the Company as a "Restricted Payment" under the Senior Notes Indenture, or a combination thereof, and (ii) immediately after such transaction, the persons who, immediately prior to such transaction, beneficially owned the voting stock of the Company, beneficially own, in the aggregate, more than 50% of the total voting stock of the surviving or transferee corporation ("beneficially owned" shall have a meaning correlative to that of "beneficial owner" as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), provided, however, that no Change of Control will be deemed to occur pursuant to this clause (b) if (i) the surviving or transferee corporation has outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by Standard & Poor's or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days to the extent that the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency), or (ii) the surviving or transferee corporation
(A) does not have any outstanding debt securities that are rated by Standard & Poor's, Moody's or any other rating agency of national standing at any time during a period of 90 consecutive days beginning on the date of such event (which period will be extended up to 90 additional days to the extent that any such rating agency has publicly announced that such corporation or debt thereof will be rated), after such date but during such period debt securities of such corporation having a maturity at original issuance of at least one year are rated Investment Grade by Standard & Poor's or Moody's and remain so rated for the remainder of the period referred to in clause (i) of this proviso, and (B) as of the trading day immediately before and the trading day immediately after the date of such event, has total common equity (as defined in the Subordinated Notes Indenture) of at least $10,000,000,000; or (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Adjustments

         Each of the number of HNS Warrant Shares purchasable upon the exercise of the HNS Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on the Common Stock of the Company payable in shares of such Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of the Common Stock of rights, options or warrants entitling them to subscribe for shares of the Common Stock, or of securities convertible into or exchangeable for shares of the Common Stock or additional shares of Common Stock, for a consideration per share which is less than the current market price per share (as provided for in the HNS Warrant) of the Common Stock to the extent that the below market portion of such issuances is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the HNS Warrant), (iv) the distribution to all holders of the Common Stock of any of the Company's assets (other than non-extraordinary cash dividends or distributions as determined pursuant to the HNS Warrant), debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock or securities convertible into or for Common Stock for a consideration per share (including any consideration payable upon conversion of any securities convertible into Common Stock) less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above) to the extent that the below market portion of such issuances is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the HNS Warrant), and (vi) certain other events that could have the effect of depriving holders of HNS Warrants of the benefit of all or a portion of the purchase rights evidenced by the HNS Warrants. The events described in clauses (v) and
(vi) above are subject to certain exceptions described in the HNS Warrant including, without limitation, (A) certain bona fide public offerings and private placements and (B) Common Stock (and options exercisable therefor) issued to the Company's directors, officers and employees. In addition, the Exercise Price may be reduced under certain circumstances in the event of purchases of shares of Common Stock and securities convertible into Common Stock pursuant to a tender or exchange offer made by the Company or any subsidiary thereof at a price greater than the market price of the Common Stock immediately following the time such tender or exchange offer expires; provided, however, that this provision only applies to the extent that the above market portion of such tender or exchange offers (together with the portion of any below market issuances within clause (iii) or (v) above for which no adjustment has been made) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the HNS Warrant).

         No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

         In case of certain reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of Common Stock or consolidations or mergers of the Company or the sale of all or substantially all of the assets of the Company, each HNS Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the HNS Warrants been exercised immediately prior thereto.

Mandatory Exercise

         The Company may, in its sole discretion, require the holders of the HNS Warrants to exercise (a "Mandatory Exercise") the HNS Warrants following any period occurring after September 27, 2000 during which for ten (10) consecutive trading days the Closing Price (as defined in the HNS Warrants) equals or exceeds 150% of the initial exercise price of the HNS Warrants (the "Mandatory Exercise Price"). In the event that the Company undertakes a Mandatory Exercise, the holder of the HNS Warrants shall have five (5) business days to deliver a standing order to a nationally recognized brokerage firm to sell in an orderly manner the number of shares of Common Stock (not to exceed such number of shares of Common Stock that the Company may designate to such holder) that such brokerage firm can sell at a price equal to or greater than the Mandatory Exercise Price. Within four (4) trading days after any sale of shares of Common Stock pursuant to a Mandatory Exercise, the holder of the HNS Warrant pursuant to which such shares were sold shall exercise its HNS Warrant for the full number of shares so sold. In the event that a holder of HNS Warrants fails to comply with the terms of a Mandatory Exercise, the exercise price of such HNS Warrants shall increase on the thirtieth day following receipt by such holder of notice ("Mandatory Exercise Failure Notice") from the Company of such holder's failure to comply with the Mandatory Exercise procedures by an amount equal to ten percent (10%) of the exercise price in effect at the time the Company elected to require a Mandatory Exercise. Thereafter such exercise price shall increase at a rate of ten percent (10%) per month of the exercise price in effect at the time the Company elected to require such Mandatory Exercise until such holder fully cures such failure. In the event a holder of HNS Warrants fails to fully cure any Mandatory Exercise failure during the five (5) month period following receipt of a Mandatory Exercise Failure Notice, the Company has the right, in addition to all other remedies available to it at law or in equity, to terminate the HNS Warrant subject to the Mandatory Exercise.

Limitation on Sale of HNS Warrant Shares

         No holder of HNS Warrants may, without the Company's prior written consent, sell greater than 10,000 HNS Warrant Shares prior to October 1, 1996 or greater than the "Maximum Sales Amount" on or after October 1, 1996. The Maximum Sales Amount shall mean the greater of (i) the number of shares of Common Stock having an aggregate market value equal to $500,000 and (ii) such number of shares of Common Stock which is equal to five percent (5%) of the average daily trading volume of the Company's Common Stock on the NNM or other primary interdealer quotation system or national securities exchange on which the Company's Common Stock is traded for the thirty-day period immediately preceding such sale.

Reservation of Shares

         The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding HNS Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of pre-emptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Amendment

         The HNS Warrants may not be modified or amended except by an instrument in writing signed by the Company and the holders of HNS Warrants that hold HNS Warrants entitling them to purchase at least 50% of the HNS Warrant Shares entitled to be purchased by all holders of the HNS Warrants.

                                    BUSINESS

         The Company is a provider of wireless communications services for mobile business users. Since 1992, the Company has devoted substantial financial and management resources to the development of GEONET(TM), its low cost, high quality integrated digital voice and data wireless communications network. The Company started providing commercial services in: Philadelphia in January 1996; Washington, Baltimore and New York in March 1996; Boston in April 1996; and Miami and Dallas in May 1996. The Company intends to offer GEONET(TM) in a number of other cities in the United States, by the end of 1996, and in a total of 36 markets by the end of 1997. Each market will consist of a major United States city and its surrounding area. In certain markets, the Company may also offer its services regionally.

         The Company, through operating subsidiaries, also provides analog wireless mobile communications services to approximately 70,000 business subscribers in the United Kingdom and Germany. The Company is also engaged in the manufacture and sale of (i) telephone and facsimile peripherals and sound and communications equipment through Bogen Communications International, Inc., and (ii) equipment for the mobile data market through GMSI, Inc. These operations currently generate substantially all of the Company's operating revenues.

                               RECENT DEVELOPMENTS

Korea

         In early June 1996, the Korean Ministry of Information and Communications awarded a consortium, in which the Company holds a 21% interest, a license to operate a nationwide trunked radio system in Korea. The consortium, also includes approximately 53 Korean companies, among them Anam Industrial Co. Ltd. (the Company's joint venture partner in Korea), Hyundai Electronics, Korean Mobile Telecom, Ssangyong Corporation and Korea Express. The license covers a geographic area with a population of approximately 45 million people and is based on the implementation of the Company's FHMA(TM) system on an 800 MHz frequency. The Company's FHMA(TM) system currently operates in the 900 MHz frequency band. Although the Company believes that it will successfully adapt its FHMA(TM) system to the 800 MHz frequency, such adaptation is subject to a number of contingencies and the manufacture of certain equipment required in connection therewith. There can be no assurance that the Company will be able to successfully adapt its FHMA(TM) system to the 800 MHz frequency on a timely basis. Any failure on the part of the Company to successfully adapt its FHMA(TM) technology pursuant to the terms of the Korean license could have a material adverse effect on the Company's prospects in Korea. In addition, the Company will provide FHMA(TM) related infrastructure equipment and broad business and engineering support for the design, implementation and operation of the network in Korea. Finally, the development of a FHMA(TM) based digital system in Korea will be subject to the same risks attendant to the development of the Company's GEONET(TM) system in the United States.

United Kingdom

         In late June 1996, the United Kingdom Department of Trade and Industry awarded the Company's United Kingdom operating subsidiary a license to operate a digital Public Access Mobile Radio ("PAMR") network in the United Kingdom. Under the terms of the new digital license, the operating subsidiary will receive up to two megahertz of spectrum in the 410-430 MHz band for the construction of a network based on the new Trans European Trunked Radio ("TETRA") standard. Currently, there are no TETRA systems available for commercial application. While some potential vendors have indicated an interest in supplying a TETRA-based system to National Band Three Limited, the Company's United Kingdom subsidiary ("NB3"), management of the Company and NB3 cannot accurately estimate the availability, quality and costs associated with the implementation of a TETRA-based network. Management is continuing to work with potential vendors and regulatory authorities in the United Kingdom regarding implementation of such system. However, there can be no assurance that NB3 will be able to implement such a system or, if implemented, when NB3 will be in a position to roll-out a TETRA-based system. Finally, the development of a TETRA-based system in the United Kingdom will be subject to the same risks attendant to the development of the Company's GEONET(TM) system in the United States.

         The Company expects that the digital network to be implemented by the Company in the United Kingdom will offer a full range of mobile voice and data services, including telephony, digital dispatch, automatic vehicle location and packet data The Company hopes to commence commercial operations of such a digital network in 1998. The Company's United Kingdom operating subsidiary already provides PAMR services to over 60,000 business subscribers throughout the United Kingdom.

Canada

         In April 1996, Industry Canada, the Canadian agency responsible for spectrum allocation, approved in principle an award of certain 900 MHz frequencies in Ontario, Quebec, British Columbia and Alberta to a joint venture consisting of the Company, Cogeco Cable, Inc. ("Cogeco") and Techcom, Inc., a Canadian SMR operator. These entities had entered into a letter of intent to form such joint venture in Canada to launch mobile wireless communications services based on the Company's proprietary FHMA(TM) technology. In July 1996, the Company announced that it had been unable to reach a final agreement with Cogeco and that the Company is actively negotiating with other potential Canadian partners to replace Cogeco, so as to comply with Canadian foreign ownership and regulatory requirements. There can be no assurance that the Company will be able to identify such a partner or, if such a partner is identified, that an agreement can be reached on terms favorable to the Company. Any failure on the part of the Company to enter into such an arrangement could have a material adverse effect on the Company's prospects in Canada.

Hughes Network Systems, Inc.

         In September 1996, the Company and GFC entered into the HNS Financing Agreement with HNS pursuant to which HNS has agreed to manufacture certain of the components required for the construction of FHMA(TM) network equipment and to provide up to $100.0 million of financing for up to 90% of the purchase price of such portion of these components which are scheduled for delivery to the Company prior to June 30, 1999. HNS will be granted a security interest in the components manufactured by HNS pursuant to the manufacturing agreement executed in connection with the HNS Financing Agreement. Additionally, GFC has pledged to HNS the intercompany note of License Holdings entered into in connection with the HNS Loan Agreement as well as the capital stock of License Holdings as security under the HNS Financing Agreement. In connection with the execution of the HNS Financing Agreement, the Company also entered into a Sales Representation Agreement with HNS pursuant to which HNS will act as the Company's non-exclusive sales representative to sell base stations and related equipment in certain countries - See"-Commercial Implementation of GEONET(TM)."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale of the Offered Shares or HNS Warrants by the Selling Stockholders. Upon conversion of the HNS Note by HNS, an aggregate of up to $24,500,000 principal amount of the Company's indebtedness will be retired. Upon an exercise of the HNS Warrants by HNS, exercise of the S-C Rig Warrants by S-C Rig, exercise of the Series N Warrants by any of the Series N Investors or exercise of the Klehr Options by Klehr, the Company will receive the exercise price of the HNS Warrants, the S-C Rig Warrants, the Series N Warrants or the Klehr Options, as the case may be. To the extent the HNS Warrants, S-C Rig Warrants and Series N Warrants are exercised, the Company will apply the proceeds thereof to its general corporate purposes. There can be no assurance that the HNS Note will be converted or that the HNS Warrants, S-C Rig Warrants, Series N Warrants or Klehr Options will be exercised.

                     SELLING STOCKHOLDERS AND WARRANTHOLDERS

         On December 21, 1995, the Company, GFC and HNS entered into the HNS Loan Agreement, pursuant to which HNS agreed to provide GFC with up to $24.5 million of financing, in the form of a convertible note bearing interest at a rate of 12% per annum, for use in connection with the purchase by GFC of additional 900 MHz licenses to be utilized in the commercial implementation of GEONET(TM). The HNS Note is convertible, at the option of HNS, into shares of Common Stock at an exercise price equal to the lesser of (i) ninety percent (90%) of the weighted average sales price per share of Common Stock on the trading day next preceding the date of conversion (or over the ten trading days immediately preceding the date of conversion to the extent (and only to the extent) the conversion relates to less than $500,000 of loans drawn down under the HNS Loan Agreement (provided, however, that HNS may convert the entire remaining principal balance on the trading day next preceding the Maturity Date) as reported by Bloomberg Financial Services or similar reporting service and
(ii) $9.75 per share.

         In September 1996, the Company and GFC entered into the HNS Financing Agreement with HNS pursuant to which HNS agreed to manufacture certain of the components required for the construction of the FHMATM network equipment and to provide up to $100.0 million of financing to the Company for up to 90% of the purchase price of such portion of these components which are scheduled for delivery to the Company prior to June 30, 1999. GFC currently intends to utilize all of the funds to be made available to GFC under this credit facility. All borrowings under the HNS Financing Agreement accrue interest at a rate of 11% per annum. Repayment of principal under the HNS Financing Agreements shall be made in ten equal semi-annual payments beginning on July 10, 1999. HNS will be granted a security interest in the components manufactured by HNS pursuant to the manufacturing agreement executed in connection with the HNS Financing Agreement. Additionally, GFC has pledged to HNS the intercompany note of License Holdings entered into in connection with the HNS Loan Agreement as well as the capital stock of License Holdings as security under the HNS Financing Agreement. In connection with the execution of the HNS Financing Agreement, the Company issued to HNS the HNS Warrants. For a discussion of the terms of the HNS Warrants, see "Description of the HNS Warrants".

         On May 25, 1995, the Company completed a private transaction pursuant to which it issued and sold to TDI 531,463 shares of Series L Preferred Stock. The aggregate gross proceeds to the Company for the issuance and sale of the Series L Preferred Stock was approximately $5,000,000. The shares of Series L Preferred Stock issued and sold to TDI are immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $9.408 stated value per share of the Series L Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series L Preferred Stock through the last dividend payment date by
(ii) a conversion price of $9.408 per share, subject to certain adjustments.

         On April 4, 1996, the Company completed a private transaction pursuant to which it issued and sold, among other things, the S-C Rig Warrants. The S-C Rig Warrants were issued by the Company in connection with the S-C Rig Credit Facility more fully described under "Risk Factors - Deficiency of Earnings; Net Losses; Substantial Indebtedness." The S-C Rig Warrants are exercisable at a per share price of $9.50 and may be exercised, from time to time, at any time during the period which began on June 5, 1996 and ends on April 4, 2001.

         On June 20, 1996, the Company completed a private transaction pursuant to which it issued and sold to the Series N Investors 55,000 shares of Series N Preferred Stock and 1,650,000 Series N Warrants. Each share of Series N Preferred Stock is convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of $1,000 stated value per share of the Series N Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series N Preferred Stock through the last dividend payment date by (ii) a conversion price of $11.00 per share, subject to certain adjustments. Assuming there are no accrued and unpaid dividends on the Series N Preferred Stock at the time of conversion, the Series N Preferred Stock is convertible into an aggregate of 5,000,000 shares of Common Stock. From and after June 20, 1998, the Company may, in its sole discretion, require the conversion of all, but not less than all, of the then outstanding Series N Preferred Stock following a mandatory conversion calculation period. The Series N Preferred Stock provides for a dividend of 10% per annum of the stated value of the Series N Preferred Stock on a cumulative basis. Dividends accrue from the date of issuance and are payable quarterly. Dividends must be paid in shares of Common Stock valued as of the respective dividend payment dates. The beneficial ownership figures set forth below for holders of shares of Series N Preferred Stock do not include Series N Dividend Shares to be issued to such holders because the number of such shares that will be issued is indeterminable. However, the Series N Dividend Shares are being offered by the

Series N Investors pursuant to this Prospectus. Therefore, the amount of shares of Common Stock actually offered by the Selling Stockholders which are holders of shares of Series N Preferred Stock will be greater than the numbers set forth below to the extent Series N Dividend Shares are issued to them in the future. The Series N Warrants are exercisable at a per share price of $11.00 and may be exercised, from time to time, at any time during the period beginning on June 20, 1996 and ending on June 20, 2001.

         On May 13, 1996, in connection with the application by Anam for a license to operate a nationwide trunked radio system in Korea, the Company issued to Klehr the Klehr Options, to Anam the Anam Options and to Kim the Kim Options. Anam was awarded such License in July 1996, at which time the Klehr Options, the Anam Options and the Kim Options vested. The Klehr Options are exercisable at a per share price of $10.00 and may be exercised, either in full or from time to time in part, at any time prior to May 13, 2001. The Anam Options and the Kim Options are exercisable at a per share price of $10.00 and may be exercised, either in full or from time to time in part, at any time prior to May 13, 1999.

         On July 3, 1996, the Company issued a convertible note in connection with a Company subsidiary's acquisition of Tamir's interest in PST. The Tamir Note bears interest at a rate of 6% per annum and is convertible into shares of Common Stock, by either Tamir or the Company, at any time prior to December 3, 1996. In the event of a conversion, the Tamir Note shall be canceled and Tamir shall receive the number of shares of Common Stock as is determined by dividing the amount of principal and accrued and unpaid interest outstanding by the closing bid price for the Common Stock on the NASDAQ National Market on the trading day immediately prior to the date of conversion.

         This Prospectus also concerns, pursuant to Rule 416 of the Securities Act, the offer and sale by the Selling Stockholders of any and all shares of Common Stock issued with respect to the Securities as a result of stock-splits, stock dividends and anti-dilution provisions.

         The agreements between the Company and the Selling Stockholders referenced herein provide that the Company will indemnify any person deemed an underwriter and the Selling Stockholders against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments such underwriters or Selling Stockholders may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, its certificate of incorporation or by-laws, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Included below concerning each Selling Stockholder beneficially owning Offered Shares or Warrants, as applicable, is (i) a table showing the total amount of the Offered Shares beneficially owned by such person, the amount subject to sale hereunder, and the resulting amount and percentage of the outstanding Common Stock if all Offered Shares which are beneficially owned by such person are sold, and (ii) a table showing the total amount of the Warrants beneficially owned by such person, the amount subject to sale hereunder, and the resulting amount and percentage if all Warrants offered hereby which are owned by such person are sold.

         None of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted in the discussion above or in the footnotes to this table. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Securities since the date of this Prospectus in transactions exempt from the registration requirements of the Securities Act.

                        Pre-Offering                                                                 Post Offering(1)
- ------------------------------------------------------------                           ----------------------------------------
               Selling                   Amount of Shares         Amount of Shares        Amount of Shares          Percentage
             Stockholder                Beneficially Owned         Being Offered         Beneficially Owned        of Class (2)
             -----------                ------------------         -------------         ------------------        ------------
Hughes Network Systems, Inc.                   5,524,691 (3)         5,524,691                             0             *
Toronto Dominion Investments, Inc.               531,463 (4)           531,463                             0             *
S-C Rig Investments - III, L.P.               10,580,445 (5)         4,663,935                     5,916,510           9.12%
Renaissance Fund LDC                           1,209,090 (6)         1,209,090                             0             *
Todd Investments Limited                       1,191,196 (7)         1,191,196                             0             *
Stockton Partners, L.P.                           17,894 (8)            17,894                             0             *
Charles Bronfman Family Trust                  1,088,181 (9)         1,088,181                             0             *
The Kolber Trust                                 362,727(10)           362,727                             0             *
Continental Casualty Company                     527,042(11)           527,042                             0             *
Goldman, Sachs & Co.                             541,292(12)           527,042                        14,250             *
S. Daniel Abraham                                263,460(13)           263,460                             0             *
Arnhold and S. Bleichroeder, Inc.                575,047(14)           474,447                       100,600             *
BEA Associates                                 2,596,317(15)           263,460                     2,332,857           3.96%
PEC Israel Economic Corporation                3,029,437(16)           120,909                     2,908,528           4.93%
Winston Partners II LDC                          100,838(17)           100,838                             0             *
Winston Partners II LLC                           50,298(18)            50,298                             0             *
Leonard M. Klehr                                 176,000(19)            50,000                       126,000             *
Anam Industrial Co., Ltd.                      1,351,063(20)           500,000                       851,063           1.44%
James J. Kim                                     250,000(21)           250,000                             0             *
David Tamir                                       88,889(22)            88,889                             0             *

- --------------------------
*        Less than 1%.

(1) Assumes the sale of Common Stock offered by this Prospectus by the Selling Stockholders to third parties unaffiliated with such Selling Stockholder.

(2) This percentage is calculated in accordance with Section 13(d) of the Securities Act and the rules promulgated thereunder, without giving effect to the sixty (60) day limitation regarding conversion of convertible securities. Based upon 58,962,780 shares of Common Stock issued and outstanding as of August 31, 1996.

(3) Consists of HNS Note Shares and HNS Warrant Shares. The number of HNS Note Shares set forth in this table assumes that the HNS Note has been converted into Common Stock at a conversion price of $8.10 per share. As noted above, the HNS Note is convertible, at the option of HNS, into shares of Common Stock at a conversion price equal to the lesser of (i) ninety percent (90%) of the weighted average sales price per share of Common Stock on the trading day next preceding the date of conversion (or over the ten trading days immediately preceding the date of conversion to the extent (and only to the extent) the conversion relates to greater than $300,000 of loans drawn down under the HNS Loan Agreement as reported by Bloomberg Financial Services or similar reporting service and (ii) $9.75 per share. The actual number of HNS Note Shares offered hereunder by HNS will be higher than that set forth in this table to the extent the market price of the Common Stock declines. To account for this contingency, the Company is registering 3,888,889 shares of Common Stock issuable upon conversion of the HNS Note, based on a conversion price of $6.30 per share.

(4) Consists of 531,463 shares of Common Stock issuable upon conversion of the Series L Preferred Stock.

(5) Consists of 4,210,526 shares of Common Stock issuable upon exercise of the S-C Rig Warrants, 340,909 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 112,500 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher. S-C Rig also holds 444,445 shares of Series H Preferred Stock, which it purchased from the Company in a private placement in December 1993 for $40,000,000. The Series H Preferred Stock is, under certain circumstances, convertible into Common Stock by dividing (i) the sum of the $90.00 per share stated value and any dividend arrearage by (ii) $9.00 per share (as adjusted from time to time for certain events of dilution). Assuming there are no accrued and unpaid dividends on the Series H Preferred Stock at the time of conversion, the Series H Preferred Stock is convertible into an aggregate of 4,444,450 shares of Common Stock. S-C Rig also holds 20 shares of Series I Preferred Stock, which it purchased from the Company in a private placement in December 1994 for $10,000,000. The Series I Preferred Stock is, under certain circumstances, convertible into Common Stock by dividing (x) the sum of $500,000 per share stated value and any dividend arrearage by (y) $11.75 per share (as adjusted from time to time for certain events of dilution). Assuming there are no accrued and unpaid dividends on the Series I Preferred Stock at the time of conversion, the Series I Preferred Stock is convertible into an aggregate of 851,060 shares of Common Stock. In addition, S-C Rig holds a warrant to purchase 621,000 shares of Common Stock. See "Risk Factors
         - Deficiency of Earnings; Net Losses; Substantial Indebtedness - Influence of Significant Stockholders; Preemptive Rights Dividends on Common Stock Not Likely." Purnendu Chatterjee, an affiliate of S-C Rig, is a director of the Company. Dr. Chatterjee holds options which are currently exercisable to purchase 20,000 shares of Common Stock. Dr. Chatterjee is also deemed to beneficially own options to purchase 400,000 shares of Common Stock held by one of his affiliates, XTEC International, Inc. In addition, Winston Partners II LDC and Winston Partners II LLC are affiliates of S-C Rig.

(6) Consists of 909,090 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 300,000 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(7) Consists of 895,636 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 295,560 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(8) Consists of 13,454 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 4,440 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(9) Consists of 818,181 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 270,000 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(10) Consists of 272,727 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 90,000 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(11) Consists of 396,272 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 130,770 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.


(12) Includes 396,272 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 130,770 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher. Includes 14,250 shares of Common Stock held in customers' accounts as of September 24, 1996 with respect to which Goldman, Sachs & Co. has investment discretion which may be deemed to be beneficially owned by Goldman, Sachs & Co.; Goldman, Sachs & Co. disclaims beneficial ownership of such shares.


(13) Consists of 198,090 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 65,370 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(14) Includes 356,727 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 117,720 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher. The Series N Preferred Stock and Series N Warrants held by Arnold and S. Bleichroeder, Inc. ("Bleichroeder") were issued to it as a placement fee in connection with its services as placement agent for the offering to the other Series N Investors. Bleichroeder provides investment banking services to the Company from time to time.

(15) Includes 198,090 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 65,370 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher. BEA Associates, an investment advisor, is the beneficial owner of such securities, which it holds for the following entities: The Common Fund, Connecticut Mutual Dimension Fund, BEA Income Fund, Inc. (formerly CSFB Income Fund), General Retirement System of the City of Detroit, Omaha Public School Employee Retirement System, BEA High Yield Portfolio, RJR Nabisco Domestic High Yield, SEI Institutional Managed Trust, The Emerging Markets Infrastructure Fund Inc., The First Israel Fund Inc., and VAIL. The information set forth in the table with respect to BEA Associates and the information set forth in this footnote was provided by BEA Associates.

(16) Includes 90,909 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 30,000 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher.

(17) Consists of 75,818 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 25,020 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of

         Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher. Winston Partners II LLC and S-C Rig are affiliates of Winston Partners II LDC.

(18) Consists of 37,818 shares of Common Stock issuable upon conversion of the Series N Preferred Stock and 12,480 shares of Common Stock issuable upon exercise of the Series N Warrants. To the extent shares of Common Stock are issued in satisfaction of dividends payable with respect to the Series N Preferred Stock, the number of shares offered may be higher. Winston Partners II LDC and S-C Rig are affiliates of Winston Partners II LLC.

(19) Includes 50,000 shares of Common Stock issuable upon exercise of the Klehr Options. Klehr is a partner in the law firm of Klehr, Harrison, Harvey, Branzburg and Ellers, Philadelphia, Pennsylvania. Such law firm acts as the Company's principal outside legal counsel.

(20) Includes 500,000 shares of Common Stock issuable upon exercise of the Anam Options and 851,063 shares of Common Stock issuable upon conversion of the Company's Series K Cumulative Convertible Preferred Stock.

(21) Consists of 250,000 shares of Common Stock issuable upon exercise of the Kim Options.

(22) The number of Offered Shares set forth in this table assumes that the Tamir Note has been converted into Common Stock at a conversion price of $9.00 per share. As noted above, the Tamir Note is convertible at any time prior to December 31, 1996, at the option of Tamir or the Company, into the number of shares of Common Stock as is determined by dividing the amount of principal and accrued and unpaid interest outstanding by the closing bid price for the Common Stock on the NASDAQ National Market on the trading day immediately prior to the date of conversion. The actual number of Offered Shares offered hereunder by Tamir will be higher than that set forth in this table to the extent the market price of the Common Stock declines. To account for this contingency, the Company is registering 120,000 shares of Common Stock pursuant to this Registration Statement, based on a conversion price of $6.66 per share.


               Warrants                             Pre-Offering (1)                         Post-Offering(2)
                                          Total Number of                            Total Number of
                                              Warrants                                  Warrants
                                            Beneficially                              Beneficially       Percentage of
         Selling Stockholders                  Owned               Warrants               Owned              Class
Hughes Network Systems, Inc.                2,500,000(3)           2,500,000                0                  0%

- --------

(1) Beneficial ownership figures include the HNS Warrants issued in connection with the execution of the HNS Financing Agreement, all of which are owned by HNS. For information regarding beneficial ownership of Common Stock, including the HNS Warrant Shares issuable upon exercise of the HNS Warrants, see the table regarding beneficial ownership of Common Stock above.

(2) Assumes the sale of all HNS Warrants offered by this Prospectus by HNS to third parties unaffiliated with HNS.

(3) Consists of warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $8.6250 per share, warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $10.7813 per share and warrants to purchase 500,000 shares at an exercise price of $12.9375 per share.

                              PLAN OF DISTRIBUTION

         Pursuant to this Prospectus, the Offered Shares may be sold by the Selling Stockholders from time to time while the Registration Statement to which this Prospectus relates is effective, on the PSE, NNM or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although none of the Selling Stockholders has advised the Company of the manner in which it currently intends to sell the Offered Shares pursuant to this Registration Statement, the Selling Stockholders may choose to sell all or a portion of such Offered Shares from time to time in any manner described herein. The methods by which the Offered Shares may be sold by the Selling Stockholders include, without limitation: (i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve crosses or block trades or any other transactions permitted by the PSE or NNM, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or
(vii) any combinations of any such methods of sale. In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Common Stock short and deliver the shares of Common Stock registered hereby at any time to close out such short positions, provided such short sales were effected pursuant to this Prospectus. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

         There is currently no established trading market for the HNS Warrants, and it is uncertain whether there will be a trading market for the HNS Warrants. It is not presently anticipated that the HNS Warrants will be listed for trading on the NNM, the PSE or otherwise. As a result, it is presently anticipated that sales of the HNS Warrants by the Selling Stockholders will be effected from time to time, in ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, at negotiated prices. If at any time the HNS Warrants are listed for trading on the NNM, the PSE or otherwise, sales of the HNS Warrants could be effected in the same manner in which sales of Offered Shares are effected.

         In effecting sales, brokers and dealers engaged by any of the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders to sell a specified number of shares or warrants at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Stockholders, may purchase as principal any unsold shares or warrants at the price required to fulfill such broker or dealer commitment to the Selling Stockholders. Brokers or dealers who acquire shares or warrants as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. The Offered Shares or HNS Warrants held by the Selling Stockholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Offered Shares or HNS Warrants as a pledgee of the Selling Stockholders. The Selling Stockholders and brokers and dealers through whom sales of Offered Shares or HNS Warrants may be effected may be deemed to be "underwriters", as defined under the Securities Act, and any profits realized by them in connection with the sale of the Offered Shares or HNS Warrants may be considered to be underwriting compensation.

                                  LEGAL MATTERS

         The validity of the Offered Shares and the HNS Warrants will be passed upon by Robert Vecsler, Esquire, General Counsel of the Company.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995, 1994 and 1993, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. In such report, Coopers & Lybrand L.L.P. states that, with respect to a certain affiliated company, its opinion is based upon the reports of other independent accountants.

===============================================================================

         No person is authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances or in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                    --------

                                TABLE OF CONTENTS


                                                 Page

Additional Information......................      6
Incorporation of Certain Information
  by Reference..............................      6
Address and Telephone Number................      7
Risk Factors................................      8
Description of HNS Warrants.................     18
Business....................................     22
Recent Developments.........................     22
Use of Proceeds.............................     23
Selling Stockholders and Warrantholders.....     24
Plan of Distribution........................     30
Legal Matters...............................     30
Experts.....................................     31











===============================================================================

===============================================================================








                                     GEOTEK
                              COMMUNICATIONS, INC.





                        23,200,878 Shares of Common Stock






                                   ----------


                                   PROSPECTUS

                            Dated: September 27, 1996

                                   ----------









===============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the Offered Shares and HNS Warrants, other than underwriting discounts and commissions:

   Registration Fee--Securities and Exchange Commission .......  $ 81,301.28
  *Blue Sky fees and expenses .................................  $  1,000.00
  *Accountants' fees and expenses .............................  $ 10,000.00
  *Legal fees and expenses ....................................  $ 10,000.00
  *Printing and engraving expenses ............................  $  5,000.00
  *Miscellaneous ..............................................  $  2,500.00
                                                                 -----------
           Total ..............................................  $109,801.28
                                                                 ===========

- ------------------
* Estimate


Item 15. Indemnification of Directors and Officers.

         A. The Delaware Corporation Law provides that, to the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which such person was a party by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

         B. In addition, the Company has the power to indemnify any of the persons referred to above against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such actions, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Notwithstanding the foregoing, in connection with any action or suit by or in the right of the Company to procure a judgment in its favor, the Company shall not make any indemnification as described above in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery (in the State of Delaware) or the court in which such action or suit was brought shall determine, upon application, that despite adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         C. The Company also has the power, under the Delaware Corporation Law, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any other liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the foregoing provisions.

         D. The indemnification provided by or allowable pursuant to the Delaware Corporation Law shall or may, as applicable, continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 16. Exhibits and Financial Statement Schedules.

         (a)      Schedule of Exhibits.


        Exhibit
        Number          Exhibit
        -------         -------
        *4.1            Warrant to purchase Common Stock issued to S-C Rig
                        Investments-III, L.P.

        **4.2 Form of Warrant issued in connection with Series N Cumulative Convertible Preferred Stock.

        **4.3 Certificate of Designation of Series N Cumulative Convertible Preferred Stock.

        4.4             Form of Warrant to purchase Common Stock issued to HNS.

        5               Opinion and Consent of Robert Vecsler, Esquire.

        23.1            Consent of Coopers & Lybrand L.L.P. - Geotek
                        Communications, Inc.

        23.2            Consent of Shachak Peer Reznick & Co. - PowerSpectrum
                        Technology Ltd.

        23.3            Consent of Coopers & Lybrand - National Band Three
                        Limited.

        23.4 Consent of Coopers & Lybrand L.L.P. -- Bogen Communications International, Inc.

        23.5            Consent of KPMG - Band Three Radio Limited.

        23.6            Consent of Coopers & Lybrand GmbH - Preussag
                        Bundelfunk GmbH.

        23.7 Consent of Dusseldorfer Treuhand-Gesellschaft Altenburg & Tewes AG - DBF Bundelfunk GmbH & Co. Betriebs-KG.

        23.8            Consent of Deloitte & Touche - National Band Three
                        Limited.

- -------------

        *               Previously filed.
        ** Incorporated by reference in the Company's Current Report on Form 8-K dated June 20, 1996.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montvale, New Jersey, on September 26, 1996.

                           GEOTEK COMMUNICATIONS, INC.



                           By:  /s/ Yaron I. Eitan
                              -------------------------------------------------
                                Yaron I. Eitan
                                President, Chief Executive Officer and Director

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities indicated on September 26, 1996.


Signatures                             Title
- ----------                             -----

 *
- -------------------------              Chairman of the Board; Director
Winston J. Churchill

/s/ Yaron I. Eitan
- -------------------------              President and Chief Executive Officer
Yaron I. Eitan                         (Principal Executive Officer); Director

 *
- -------------------------              Director
Walter E. Auch


 *
- -------------------------              Director
George Calhoun

 *
- -------------------------              Director
Purnendu Chatterjee


 *
- -------------------------              Director
Haynes G. Griffin

Signatures                             Title
- ----------                             -----

 *
- ------------------------               Director
Richard Krants

 *
- ------------------------               Director
Richard T. Liebhaber



 *
- ------------------------               Director
Jonathan C. Crane

 *
- ------------------------               Director
Kevin W. Sharer


 *
- ------------------------               Director
William Spier


 /s/ Michael McCoy
- ------------------------               Chief Financial Officer
Michael McCoy                          (Principal Financial Officer)


 /s/ Michael Carus
- ------------------------               Chief Accounting Officer
Michael Carus                          (Principal Accounting Officer)


* An original Power of Attorney authorizing Yaron Eitan and Michael McCoy to sign any amendment to this Registration Statement on behalf of certain officers and directors of the Registrant was included with the signature pages to the originally filed Registration Statement to which this Amendment No. 1 relates.


                                       By:  /s/ Yaron I. Eitan
                                            --------------------------------
                                            Yaron I. Eitan, Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number     Exhibit
- -------    -------

4.4        Form of Warrant to purchase Common Stock issued to HNS.

5          Opinion and Consent of Robert Vecsler, Esquire.

23.1       Consent of Coopers & Lybrand L.L.P. - Geotek Communications, Inc.

23.2       Consent of Shachak Peer Reznick & Co. - PowerSpectrum Technology Ltd.

23.3       Consent of Coopers & Lybrand - National Band Three Limited.

23.4 Consent of Coopers & Lybrand L.L.P. -- Bogen Communications International, Inc.

23.5       Consent of KPMG - Band Three Radio Limited.

23.6       Consent of Coopers & Lybrand GmbH - Preussag Bundelfunk GmbH.

23.7 Consent of Dusseldorfer Treuhand-Gesellschaft Altenburg & Tewes AG - DBF Bundelfunk GmbH & Co. Betriebs-KG.

23.8       Consent of Deloitte & Touche - National Band Three Limited